Exhibit 99.1

FOR IMMEDIATE RELEASE

ARKANSAS BEST CORPORATION ANNOUNCES CHANGES

TO ITS NONUNION PENSION PLAN

(Fort Smith, Arkansas, May17, 2013) — Arkansas Best Corporation (Nasdaq: ABFS) announced today that it has adopted changes to its nonunion defined benefit pension plan (“the Plan”).  The changes affect all active Plan participants including all management executives who are participants. The change is being made to reduce the ongoing costs, including administrative and regulatory costs, associated with the Plan.

Effective July 1, 2013, the Plan will be frozen with the result that the accrual of future benefits under the Plan will stop.  Retirement benefits earned by participants through June 30, 2013 will be preserved. In accordance with legal requirements applicable to pensions, the Plan changes will not impact the vested pension benefits of retirees or former employees. Active employees participating in the Plan will become eligible for the discretionary defined contribution plan effective July 1, 2013.

While the precise amount of net savings resulting from the changes to the Plan and participation in the discretionary defined contribution plan cannot be determined at this time, Arkansas Best expects that the reduction in this expense will be material going forward.

Company Description

Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a freight transportation services and integrated logistics solutions provider. Through its various subsidiaries, Arkansas Best offers a wide variety of logistics solutions including: domestic and global transportation of less-than-truckload (“LTL”) and full load shipments, expedited ground and time-definite delivery solutions, freight forwarding services, freight brokerage, oversight of roadside assistance and equipment services for commercial vehicles, and household goods moving market services for consumers, corporations and the military. More information is available at arkbest.com, abf.com and pantherexpedite.com.

Forward-Looking Statements

The following is a “safe harbor” statement under the Private Securities Litigation Reform Act of 1995: Statements contained in this press release that are not based on historical facts, including the statement regarding the expected cost savings related to changes to the Plan, are “forward-looking statements.” Terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “plan,” “predict,” “prospects,” “scheduled,” “should,” “would,” and similar expressions and the negatives of such terms are intended to identify forward-looking statements. Such statements are based on management’s current beliefs and assumptions, and actual results may vary materially from those anticipated, projected or implied.  Forward-looking statements are not guarantees of future events or performance and are subject to uncertainties and risks, including, but not limited to, Arkansas Best Corporation achieving less than the anticipated benefits and/or incurring greater than anticipated costs relating to changes to the Plan; general economic conditions; union and nonunion employee wages and benefits; and other financial, operational, and legal risks and uncertainties detailed from time to time in Arkansas Best Corporation’s Securities and Exchange Commission public filings. Arkansas Best Corporation expressly disclaims any responsibility to update forward-looking statements.

Contacts:	Mr. David Humphrey, Vice President, Investor Relations
Telephone: (479) 785-6200

Media: Ms. Kathy Fieweger, Vice President, Marketing and Corporate Communications
Telephone: (479) 719-4358

END OF RELEASE